Exhibit 99.1

NEWS

Cooper Tire Europe to enter consultation period to explore

ceasing light vehicle tyre production in Melksham

•	Subject to employee consultation, Cooper Tire Europe is exploring ceasing light vehicle tyre production in Melksham and obtaining such tyres from other sites within the broader global manufacturing footprint of Cooper Tire & Rubber Company to meet its customer needs

•	Ceasing light vehicle tyre production and other related changes could result in approximately 300 positions out of 732 across Cooper Tire Europe becoming redundant over a period of 10 months

•	Melksham would remain the home of Cooper Tire Europe’s headquarters, sales and marketing offices, Europe Technical Centre and materials business. It is expected that production of motorsports and motorcycle tyres would also continue in Melksham

•	The Melksham tyre production facility, in its present form, is not competitive within the Cooper global manufacturing network or the tyre industry at large; it is Cooper’s highest cost production site and it is Cooper Tire Europe’s current view, subject to consultation, that it is not economically feasible to expand or update the facility to meet its light vehicle tyre needs

MELKSHAM, UK, 10 October, 2018 – Cooper Tire & Rubber Company Europe Limited, a subsidiary of Cooper Tire & Rubber Company (NYSE: CTB), has announced that it will enter a consultation period to explore ceasing light vehicle tyre production at its Melksham site in Wiltshire over a period of 10 months. Subject to consultation, light vehicle tyres currently produced in Melksham may be obtained by Cooper Tire Europe from other sites within Cooper’s global manufacturing footprint to meet customer needs.

The goal of the proposed change is to ensure Cooper Tire Europe is best placed for future success in a cost-competitive, globalised environment.

Following consultation, if light vehicle tyre production at Melksham is phased out, approximately 300 positions out of 732 across Cooper Tire Europe could ultimately be made redundant. Melksham would remain the home of Cooper Tire Europe’s headquarters, sales and marketing offices, Europe Technical Centre and materials business. It is expected that production of motorsports and motorcycle tyres would also continue in Melksham.

Jaap van Wessum, General Manager – Cooper Tire Europe, said:

“We know the prospect of making positions redundant is difficult for our colleagues and the local community to consider. Yet, for Cooper Tire Europe to thrive into the long-range future, remaining a large Melksham-based employer, and meeting our obligations, we must explore obtaining light vehicle tyres from locations other than Melksham.

“Pending consultation, if positions are made redundant, Cooper will remain committed to doing all we can to support those employees who may potentially be affected. We will be consulting with our recognised trade union, Unite, and other employee representatives, and have arranged additional support for affected colleagues, which will be available throughout this process. In addition, we will work closely with Wiltshire Council and the Department for Work and Pensions to provide the best possible support to our colleagues and community.

“It is essential for Cooper to be globally competitive in the tyre industry. To deliver on our strategic growth objectives, we must produce quality light vehicle tyres in high volumes and at a competitive cost. Unfortunately, the Melksham site is an older, smaller facility that does not offer economies of scale and it is the highest cost facility in the global Cooper network. Due to facility age and location in the centre of town, it is our current view, subject to consultation, that it is not economically feasible to modernise or expand there for light vehicle tyre production.

“It is important to underscore that if we ultimately cease light vehicle tyre production in Melksham, Cooper is not leaving the Melksham community. It is the home of Cooper Tire Europe’s headquarters, sales and marketing offices, Europe Technical Centre, and materials business. We plan to continue manufacturing specialised motorsports and motorcycle tyres at the Melksham plant. If redundancies occur, Cooper Tire Europe will still employ hundreds locally and continue to honour its existing obligations.”

For more information, visit www.CTEMelkshamInfo.co.uk

END

Notes for Editors

About Cooper Tire & Rubber Company Europe Ltd.
Cooper Tire Europe (CTE) has been a subsidiary of Cooper Tire & Rubber Company since 1997. CTE is based in Melksham, Wiltshire, with facilities that include a 30-acre tyre manufacturing plant, materials business, headquarters offices, sales and marketing operations, and Europe Technical Centre. CTE also operates a warehouse in Swindon. In all, approximately 730 people are employed across the operation. CTE has a rich history, with Melksham becoming part of the story in 1890, when the organization that ultimately became CTE moved to its current location from Bradford on Avon. CTE markets a full range of summer and winter tyres for passenger car and 4x4 applications as well as specialised motorsports and motorcycle tyres. For more information visit www.coopertire.co.uk.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB), founded in 1914, is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tyres. With 2017 total revenue of $2.85 billion, Cooper is the 13th largest tyre company in the world and the fifth largest in North America. The company is headquartered in Findlay, Ohio, USA, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. Approximately 9,200 people work in Cooper facilities worldwide. For more information, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Contacts:

Anne Roman

ALRoman@coopertire.com

419.429.7189

Sumeet Desai

SDesai@brunswickgroup.com

+44 (0) 20 7396 3500

Joe Shipley

JShipley@brunswickgroup.com

+44 (0) 20 7396 5398